Exhibit 10.2

ITT EDUCATIONAL SERVICES, INC.
AMENDED AND RESTATED 2006 EQUITY COMPENSATION PLAN
NONQUALIFIED STOCK OPTION AGREEMENT

This Agreement ("Agreement"), effective as of the ____ day of ______________, 2____ ("Grant Date"), is by and between ITT Educational Services, Inc. ("Company") and _____________ ("Grantee").

The Grantee now serves the Company or a Subsidiary as either an Employee or a Non-Employee Director, and in recognition of the Grantee's valued services, the Company, through the Committee, desires to provide an opportunity for the Grantee to increase his or her stock ownership in the Company pursuant to the provisions of the ITT Educational Services, Inc. Amended and Restated 2006 Equity Compensation Plan ("Plan").

In consideration of the terms and conditions of this Agreement and the Plan, the terms of which are incorporated as a part of this Agreement, the parties agree as follows:

1. Grant of Option.  As of the date indicated above, the Company hereby grants to the Grantee the right and option ("Option") to purchase all or any part of an aggregate of ______________ Shares.

2. Nonqualified Status.  This Option is a nonqualified stock option and is not intended to qualify as an incentive stock option under Code Section 422.

3. Exercise Price.  The Exercise Price of each Share covered by this Option is $__________ per Share.

4. Vesting of Option.  Subject to the terms of the Plan and this Agreement, including paragraphs 5 and 6 below, the Grantee will vest in and be entitled to exercise this Option at the time the Committee selects below:

______  (a)  this Option shall become exercisable as to _________ [insert fraction, such as 1/3] of the Shares on a cumulative basis, on each of the __________________ [insert anniversary dates, such as first, second, and third] anniversaries of the Grant Date (time-based vesting (graded) –at least one year from the Grant Date);

______  (b)  on __________ ___, 2____ (time-based vesting (cliff) – at least one year from the Grant Date);

______  (c)  on the date or dates the Grantee achieves the Performance Measures, as specified in Attachment A to this Agreement (performance-based vesting – at least one year from the Grant Date).

5. Term of Option.  This Option expires at the close of business on  __________ ___, 2____ (not to exceed seven years from the Grant Date), unless it expires earlier pursuant to the following rules:

(a)           Upon termination by the Company of the Grantee's employment or service without Cause, or upon termination of employment or service by the Grantee for a reason other than death or Disability (i) the Grantee will forfeit all of the Shares subject to this Option that had not yet become exercisable as of the date of his or her termination, and (ii) Shares subject to this Option that were exercisable as of the date of the Grantee's termination will remain exercisable until the earlier of (A) the date 90 days after the date of termination, or (B) the date this Option otherwise expires in accordance with the terms of the Plan and this Agreement; and

(b)           Upon termination of the Grantee's employment or service for Cause, the Grantee will immediately forfeit this Option entirely, to the extent it remains unexercised (including as to those Shares subject to this Option that are otherwise exercisable as of the date of his or her termination).

6. Termination for Death or Disability.  The effect of the Grantee's termination of employment or service for death or Disability depends on whether this Option is subject to a time-based or performance-based vesting schedule (as specified in paragraph 4 of this Agreement):

(a) Time-Based Vesting Schedule.  Upon the Grantee's death or Disability, all of the Grantee's Options with time-based vesting provisions will become immediately exercisable and will remain exercisable until the earlier of (i) the date three years after the date of the Grantee's death or Disability; or (ii) the date the Options expire in accordance with their terms.

(b) Performance-Based Vesting Schedule.  Upon the Grantee's death or Disability, all of the Grantee's Options with performance-based vesting provisions are subject to the following two rules: (i) the Grantee will forfeit all such Options that are not exercisable as of the date of the Grantee's death or Disability; and (ii) Options that were exercisable as of the date of the Grantee's death or Disability will remain exercisable until the earlier of (A) the date three years after the date of the Grantee's death or Disability, or (B) the date the Options expire in accordance with their terms.

7. Exercise.  The Grantee may exercise this Option, to the extent vested, by delivering a written notice to the Company, or the Company's designee, as the Company specifies in writing to the Grantee.  The Grantee's written notice must: (i) set forth the number of Shares for which he or she is exercising the Option, and (ii) specify the method of payment for the Exercise Price.  The Grantee may pay the Exercise Price by any of the following means:

(a) in cash or its equivalent;

(b) by tendering (either actually or constructively by attestation) Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price that the Grantee has held for at least __________ (___) months;

(c) Cashless Exercise; or

(d) by a combination of any of the permitted methods of payment in subparagraphs (a), (b), and (c) above.

8. Non-Assignability.  Except as provided in the Plan or this Agreement, the Option is not assignable or transferable by the Grantee otherwise than by will or by the laws of descent and distribution and is exercisable, during the Grantee's lifetime, only by the Grantee.

9. Change in Control.  As provided in Section 20 of the Plan, upon the occurrence of a Change in Control, this Option may become exercisable prior to the time provided for under the vesting schedule in paragraph 4.

10. Withholding.  Prior to the delivery of any Shares pursuant to this Option, the Company has the right and power to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements.  The Company will require the Grantee to satisfy all or part of the tax withholding obligations in connection with this Option by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares already owned for a period of at least six (6) months (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes), in each case having a value equal to the amount to be withheld, which shall not exceed the amount determined by the applicable minimum statutory tax withholding rate (or such other rate as will not result in a negative accounting impact).  For these purposes, the value of the Shares to be withheld or delivered will be equal to the Fair Market Value as of the date that the taxes are required to be withheld.

11. Notices.  All notices and other communications required or permitted under this Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company's executive offices in Carmel, Indiana, and if to the Grantee or his or her successor, to the address last furnished by the Grantee to the Company.  Notwithstanding the foregoing, though, the Company may authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail (e-mail).

12. No Employment Rights.  Neither the Plan nor this Agreement confers upon the Grantee any right to continue in the employ or service of the Company or a Subsidiary or interferes in any way with the right of the Company or a Subsidiary to terminate the Grantee's employment or service at any time.

13. Defined Terms.  All of the defined terms, or terms that begin with capital letters and have a special meaning for purposes of this Agreement, have the meaning ascribed to them in this Agreement.  All defined terms to which this Agreement does not ascribe a meaning have the meaning ascribed to them in the Plan.

14. Plan Controlling.  The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee are binding and conclusive upon the Grantee and his or her legal representatives.  The Grantee agrees to be bound by the terms and provisions of the Plan.  The Grantee further acknowledges and agrees that, as consideration for this Option, the term “Change in Control” applicable to all Awards (as defined in the Plan) held by the Grantee and issued or granted prior to the date hereof shall have the meaning set forth in the Plan as of the date hereof.

The Company and the Grantee have executed this Agreement as of the date first above written.

________________________________
[GRANTEE SIGNATURE]

Print Name: ______________________

ITT EDUCATIONAL SERVICES, INC.

By:______________________________

Print Name: _______________________

Title:_____________________________

ATTACHMENT A
TO
NONQUALIFIED STOCK OPTION AGREEMENT

PERFORMANCE-BASED VESTING

I.           Performance Measures and Beginning of Performance Period

Pursuant to the terms of the Plan and paragraph 4 of this Agreement, the Grantee will vest in this Option only upon the achievement, under the terms applicable in part II below and within the Performance Period that begins on the date specified in this part I, of the following Performance Measures: [specify the applicable Performance Measures and the first day of the Performance Period]:

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

II.           Performance Period (Vesting Schedule)

The Performance Period, or vesting schedule, that the Committee selects below applies to the Grantee's Option:

_____1.
Prorated Vesting.  The Performance Period for this Option is _____ years (at least one), beginning on the date specified in part I above.  After the Performance Period expires, the Committee will determine the percentage of achievement for the Performance Measures in part I above.  Based upon that determination, the Grantee will vest in a percentage of Shares subject to this Option in accordance with the following schedule  [below is an example]:

PERCENTAGE ACHIEVEMENT OF PERFORMANCE MEASURES	PERCENTAGE OF SHARES THAT VEST
Below 85%	0%
At least 85% but less than 90%	25%
At least 90% but less than 95%	50%
At least 95% but less than 100%	75%
At least 100%	100%

_____2.
Graded Vesting.  The Performance Period for this Option is _____ years (more than one), with the first year beginning on the date specified in part I above and each subsequent year beginning on its anniversary.  After each year of the Performance Period, as specified below, the Committee will determine whether the Performance Measures applicable to the period were achieved, as specified in part I above.  Based upon that determination, the Committee will determine whether the Grantee vested in the correlating fraction of this Option for that period, all in accordance with the following schedule  [below is an example]:

YEAR OF THE PERFORMANCE PERIOD	FRACTION OF SHARES THAT VEST
The first year	1/3
The second year	1/3
The third year	1/3

_____3.
Cliff Vesting.  The Performance Period for this Option is _____ years (at least one), beginning on the date specified in part I above.  After the Performance Period expires, the Committee will determine whether the Performance Measures specified in part I above were achieved.  If the Performance Measures were achieved in full, the Grantee will vest in this entire Option.  If the Performance Measures were not achieved in full, the Grantee will forfeit this entire Option.